EXHIBIT 12


                                Sutherland Draft
                                     2/13/06
                                  May ___, 2006





Board of Directors
The Travelers Insurance Company
One Cityplace
Hartford, Connecticut 06103

Boards of Managers
The Travelers Money Market Account For Variable Annuities
The Travelers Quality Bond Account For Variable Annuities
Tactical Growth And Income Stock Account For Variable Annuities
Tactical Aggressive Stock Account For Variable Annuities
Tactical Short-Term Bond Account For Variable Annuities
One Cityplace
Hartford, Connecticut 06103

Board of Directors
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts  02116

Ladies and Gentlemen:

         This letter responds to your request for our opinion on the federal income tax consequences of: (1) a transfer of all the assets of each of The Travelers Money Market Account For Variable Annuities, The Travelers Quality Bond Account For Variable Annuities, Tactical Growth And Income Stock Account For Variable Annuities, Tactical Aggressive Stock Account For Variable Annuities, and Tactical Short-Term Bond Account For Variable Annuities (each a "Target Fund," and collectively, the "Target Funds") to the BlackRock Money Market Portfolio, BlackRock Bond Income Portfolio, MetLife Stock Index Portfolio, MetLife Mid Cap Stock Index Portfolio, and BlackRock Money Market Portfolio(1) (each an "Acquiring Fund," and collectively, the "Acquiring

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(1) The BlackRock Money Market Portfolio is the corresponding Acquiring Fund for
The Travelers Money Market Account for Variable Annuities and the Tactical Short-Term Bond Account for Variable Annuities; the BlackRock Bond Income Portfolio is the corresponding Acquiring Portfolio for The Travelers Quality
Bond Account For Variable Annuities; the MetLife Stock Index Portfolio is the corresponding Acquiring Portfolio for the Tactical Growth And Income Stock Account For Variable Annuities; and the MetLife Mid Cap Stock Index Portfolio is the corresponding Acquiring Portfolio for the Tactical Aggressive Stock Account For Variable Annuities.

Funds,"), each of which is an existing series of the Metropolitan Series Fund, Inc. (the "Corporation"), in exchange for shares of the corresponding Acquiring Fund and the assumption by each of the Acquiring Funds of the liabilities of the corresponding Target Fund (other than liabilities associated with insurance obligations) and (2) the restructuring of the Target Funds as new sub-accounts (each a "New Sub-Account," and collectively, the "New Sub-Accounts") of The Travelers Fund U for Variable Annuities (the "Successor Account"), a unit investment trust registered under the Investment Company Act of 1940 (the "1940 Act"). (Each of the foregoing transactions will be referred to as a "Reorganization," and collectively, as the "Reorganizations.")

         In rendering our opinion, we have relied solely on the representations and assumptions set forth below and on the facts, summarized below, contained in the following documents with respect to each of the Reorganizations: (1) the Agreement and Plan of Reorganization (the "Plan of Reorganization") adopted by and among The Travelers Insurance Company ("Travelers"), the Target Funds, and the Corporation, and (2) the Proxy Statement/Prospectus of the Target Funds and the Acquiring Funds (the "Proxy Statement").

         We are furnishing this opinion letter solely for the benefit of the board of directors of Travelers, the boards of managers of the Target Funds, and the board of directors of the Corporation. This letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences discussed herein, and we express no opinion regarding any matter not discussed herein, including any state, local, foreign or other tax or nontax consequences. Absent your written request, we will not revise or update this letter to reflect subsequent changes in law after the closing date for the Reorganizations (the "Closing Date").


                            Summary of Relevant Facts

         Each of the Target Funds is organized under Connecticut law as a segregated asset account of Travelers and is registered as an open-end management investment company under the 1940 Act. The Corporation is a Maryland corporation registered as an open-end management investment company under the 1940 Act. The Corporation is a series corporation authorized to create several separate series and to issue separate classes of shares of stock representing

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ownership interests in each of those series. Each of the Acquiring Funds is an existing series of the Corporation.

         Neither beneficial interests in the Target Funds nor shares of the Acquiring Funds are available for purchase by members of the general public. Rather, the Target Funds exclusively support interests under variable annuity contracts (the "TIC Contracts") issued by Travelers. Similarly, shares of the Acquiring Funds are available and following the Reorganizations will continue to be available for purchase only by segregated asset accounts (or subaccounts thereof) of insurance companies as the underlying investment medium for owners of variable annuity contracts or variable life insurance contracts. Following the transfer of their assets to the Acquiring Funds, the Target Funds will be restructured as the New Sub-Accounts. Each of the New Sub-Accounts will be a passive investment vehicle that will hold exclusively shares of the corresponding Acquiring Fund. Contract value currently allocated to the Target Funds will be allocated to the New Sub-Accounts following the Reorganizations.

         Each Acquiring Fund has similar principal investment objectives to the corresponding Target Fund. There are, however, certain differences in the investment objectives and policies of each Acquiring Fund as compared to its corresponding Target Fund, and each Acquiring Fund and its corresponding Target Fund are managed on a day-to-day basis by unrelated entities.

         Travelers or its affiliates will assume all costs and expenses associated with effecting the Reorganizations, and none of the Target Funds, Acquiring Funds, or New Sub-Accounts will bear any such costs and expenses. The current level of operating expenses for the Acquiring Funds is higher than the level of operating expenses (excluding the mortality and expense risk charge and other insurance contract-related charges) for the Target Funds. However, if the Reorganizations are approved as described below, Travelers has agreed to waive indefinitely the mortality and expense risk charges for the New Sub-Accounts so that the contract owners of the TIC Contracts (the "Contract Owners") do not incur post-Reorganization expenses that are higher than pre-Reorganization expenses for the Target Funds (based on expenses for the fiscal year ended December 31, 2005).

         For valid business reasons set forth in the Plan of Reorganization and the Proxy Statement with respect to each Reorganization, the boards of managers of the Target Funds have recommended to Contract Owners that they approve the Reorganizations. The Plan of Reorganization, as approved by the board of directors of Travelers, the boards of managers of the Target Funds, and the board of directors of the Corporation, provides, in substance, as follows:

         (1) As of the effective time of the Reorganization (the "Effective Time") on the closing date (the "Closing Date"), Travelers, on behalf of the Target Funds, will transfer all cash (except, if required, minimal amounts needed to keep bank accounts open), all securities and other investments held or in transit, all accounts receivable for sold investments, and all dividends and interest receivables (collectively, the "Portfolio Assets") of the Target Funds to be held as property of the corresponding Acquiring Fund;

         (2) Each of the Target Funds will be restructured as a New Sub-Account of the Successor Account;

         (3) In exchange for the Portfolio Assets of a Target Fund, each corresponding Acquiring Fund will issue to Travelers shares of the Acquiring Fund for allocation to the corresponding New Sub-Account, and the Acquiring Fund will assume any unsatisfied liability incurred by the corresponding Target Fund before the Effective Time (other than liabilities associated with insurance obligations that will be assumed by the New Sub-Accounts). With respect to each New Sub-Account, the number of shares of the corresponding Acquiring Fund to be issued in the exchange will be determined by dividing the value of the net assets of the Target Fund to be transferred, as of the close of trading on the Closing Date, by the net asset value per share or initial value per share assigned of the corresponding Acquiring Fund shares;

         (4) As of the Effective Time, Travelers will cause the shares of the Acquiring Funds it receives pursuant to step (3) above to be duly and validly recorded and held on its records as assets of the appropriate New Sub-Account, such that the Contract Owners' interests in each New Sub-Account after the Closing Date will then be equivalent to their former interests in the Target Funds.(2)

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(2) The shares of the Acquiring Funds will be issued in open account form by book entry without the issuance of certificates.

                                 Representations

         Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an authorized officer of Travelers or the Corporation, as appropriate:

(a) Each of the Target Funds is organized as a segregated asset account of Travelers under Connecticut law and is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company. Each of the Target Funds is administered and accounted for as part of the general business of Travelers, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that Travelers may conduct. Each of the Target Funds at all times during its existence has held only assets pursuant to variable contracts described in section 817(d)(3) or assets of Travelers that are held in connection with the creation or management of a Target Fund and at all times during its existence has satisfied the diversification requirements of section 817(h ) and section 1.817-5(b) of the Income Tax Regulations. Each of the Target Funds is properly taxed as part of the operations of Travelers and is not a separate taxable entity for federal income tax purposes.

(b) The Corporation is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each Acquiring Fund (1) has operated as and will continue to operate as a separate open-end management investment company, and (2) has been and will continue to be taxable as a separate corporation for federal income tax purposes by reason of section 851(g).

(c) Each Acquiring Fund qualified for treatment as a regulated investment company under section 851 (a "RIC") for its most recent taxable year and will qualify as such for its current taxable year and all subsequent taxable years.

(d) The fair market value of the shares of stock in an Acquiring Fund to be received by Travelers for allocation to the corresponding New Sub-Account will be approximately equal to the net fair market value of the assets transferred by the corresponding Target Fund in exchange therefor.

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(3) Unless otherwise indicated, all section references are to the Internal
Revenue Code of 1986, as amended (the "Code").

(e) The transfer of assets by the Target Funds to the Acquiring Funds is not the result of the solicitation by a promoter, broker, or investment house.

(f) Neither the Target Funds nor Travelers will retain any rights in the assets transferred to the Acquiring Funds.

(g) Immediately following the Reorganizations, the shares of each Acquiring Fund held by Travelers (including all shares owned by its segregated asset accounts (or subaccounts thereof)) will represent less than 80% of the total combined voting power of all classes of shares of such Acquiring Fund entitled to vote.

(h) No person other than Travelers is transferring assets to the Acquiring Funds as part of the Reorganizations (or as part of a series of transactions related to the Reorganizations).

(i) Travelers will not transfer substantially all of its assets to any of the Acquiring Funds within the meaning of sections 368(a)(1)(C) or 354(b)(1)(A).

(j) Travelers will not distribute to its shareholders or Contract Owners the shares of the Acquiring Funds received in the Reorganizations and will not be liquidated as part of the Reorganizations.

(k) Except for expenses related solely and directly to the Reorganizations, each of the Contract Owners, the Target Funds, the Acquiring Funds, the New Sub-Accounts, and Travelers will pay its respective expenses (if any) attributable to the transaction. Travelers or an affiliate will pay all transaction expenses that are solely and directly related to the Reorganizations.

(l) Travelers (including the Target Funds) and the Acquiring Funds are each engaging in the Reorganizations for valid business reasons.

(m) The Successor Account is (and following the Reorganizations will continue to be) registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act and is also (and following the Reorganizations will continue to be) a segregated asset account under applicable state insurance laws. The Successor Account is administered and accounted for as part of the general business of Travelers, but its assets are not chargeable with liabilities arising from the business of any other segregated asset account or any other business that Travelers may conduct. The Successor Account (or subaccounts thereof, as the case may be (including the New Sub-Accounts, where applicable)) has held at all times during its existence, and following the Reorganizations will continue to hold, only assets pursuant to variable contracts described in section 817(d) or assets of Travelers that are held in connection with the creation or management of a Target Fund and has satisfied at all times during its existence, and following the Reorganizations will continue to satisfy, the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations. The Successor Account (and each of its subaccounts, including the New Sub-Accounts) is (and following the Reorganizations will continue to be) properly taxed as part of the operations of Travelers and is not (and following the Reorganizations will not be) a separate taxable entity for federal income tax purposes.

(n) Each of the Acquiring Funds has been (and following the Reorganizations will continue to be) managed in such a manner as to satisfy the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations.

(o) Each of the TIC Contracts qualifies as both an annuity contract and a variable contract for federal income tax purposes.

(p) Each of the TIC Contracts: (1) permits Travelers to substitute shares of the Acquiring Funds for the Portfolio Assets held by the Target Funds and to restructure the Target Funds as the New Sub-Accounts, (2) will not be materially modified, amended, or materially changed under applicable law as a result of the Reorganizations, (3) does not permit any Contract Owner to direct or require (nor is there a pre-arranged plan for) Travelers, the Target Funds, the New Sub-Accounts, or the Acquiring Funds to acquire any particular asset or investment (or adopt any particular investment strategy) (other than the right for Contract Owners to allocate premiums among one or more managed separate accounts (before the Reorganizations) or investment companies (on or after the Reorganizations) meeting the requirements of section 817(h) and section 1.817-5 of the Income Tax Regulations), (4) does not permit Contract Owners to communicate directly or indirectly with any investment officer of Travelers (or its affiliates) or with the investment adviser or sub-adviser for the Target Funds or the Acquiring Funds regarding the selection, quality, or rate of return of any specific investment or group of investments held in the Target Funds, the New Sub-Accounts, or the Acquiring Funds, and (5) has at all times complied with the safe harbor set forth in Rev. Rul. 2003-91, 2003-2 C.B. 347.

(q) Each of the Target Funds and the Acquiring Funds pursues, and at all times during its existence has pursued, a broad investment strategy. Following the Reorganizations, each of the Acquiring Funds will continue to pursue a broad investment strategy. Except for shareholder approvals required by law, Contract

Owners have not had (and will not have) any involvement with respect to the choice of investment advisers that manage the Target Funds or the Acquiring Funds, or that will manage the Acquiring Funds following the Reorganizations. All investment decisions concerning the Target Funds have been made by the investment advisers for such funds in a manner consistent with Rev. Rul. 2003-91, and all investment decisions concerning the Acquiring Funds have been (and following the Reorganizations, will continue to be) made by the investment advisers for such funds in a manner consistent with Rev. Rul. 2003-91. Without limiting the foregoing, each of the Target Funds and Acquiring Funds and their respective officers, employees, and agents at all times during the existence of such funds have complied (and after the Reorganization, each of the Acquiring Funds and their respective officers, employees, and agents will continue to comply) with the safe harbor in Rev. Rul. 2003-91.

(r) Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations: (1) all the shares of the Acquiring Funds have been and will be held by segregated asset accounts of one or more life insurance companies, and (2) public access to the Acquiring Funds has been at all times during their existence and will continue to be available exclusively through the purchase of a life insurance or annuity contract that qualifies as a variable contract under section 817(d).

                                     Opinion

         Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from each of the Reorganizations:

         (1) Travelers will recognize gain or loss (if any) on the transfer of the assets of each of the Target Funds to the Acquiring Funds as if it had disposed of those assets for an amount of cash equal to the sum of (a) the value of the Acquiring Fund shares received in the exchange and (b) the amount of Target Fund liabilities assumed by the Acquiring Funds.

         (2) No tax attributes of Travelers or the Target Fund will carry over to the Acquiring Fund.

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         (3) No gain or loss will be recognized by the Contract Owners solely as a result of the Reorganization. See sections 72, 817(h), and 7702; see also Rev. Rul. 2003-91, supra.

                                    * * * * *

                             Circular 230 Disclosure

         IN ORDER TO COMPLY WITH RECENT TREASURY DEPARTMENT REGULATIONS, WE ADVISE YOU THAT (I) THIS OPINION LETTER WAS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (II) THIS OPINION IS PROVIDED TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS DISCUSSED HEREIN; AND
(III) READERS OF THIS OPINION LETTER OTHER THAN THE NAMED ADDRESSEES SHOULD SEEK ADVICE REGARDING THE REORGANIZATIONS BASED ON HIS, HER, OR ITS OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.


                                                Sincerely yours,



                                                SUTHERLAND ASBILL & BRENNAN LLP